Horizon Technology Finance Announces Prepayment and Termination of Term Loan Facility

Company Lowers Future Borrowings Costs

FARMINGTON, Conn., June 17, 2014 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the "Company" or "Horizon"), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, announced today the termination of its term loan credit facility (“Term Loan Facility”) with Fortress Credit Co LLC, an affiliate of Fortress Investment Group LLC (NYSE: FIG) (“Fortress Credit”) and the Company’s prepayment of all outstanding amounts due thereunder. Horizon maintains borrowing capacity pursuant to its existing $50 million revolving credit facility (the “Key Facility”) with Key Equipment Finance Inc. (“Key”) which contains an accordion feature allowing for an increase in the total loan commitment up to an aggregate commitment of $150 million.

“Horizon made the strategic decision to prepay the Term Loan Facility in order to significantly reduce its future interest expense and better align Horizon’s total borrowing commitments with its current equity base,” stated Christopher M. Mathieu, Senior Vice President and Chief Financial Officer. “The termination of the Term Loan Facility is expected to result in an effective interest rate on Horizon’s borrowings for the second half of 2014 of approximately 6.2%, as compared to an effective interest rate of approximately 6.9% for the first half of 2014.”

In connection with the prepayment and termination of the Term Loan Facility, Horizon expects to record a one-time interest expense charge of $1.9 million for the quarter ended June 30, 2014. These nonrecurring expenses consist of a non-cash expense of $1.1 million from the acceleration of unamortized debt issuance costs, and a cash expense of $0.8 million incurred by the payment of a prepayment fee. The non-recurring expenses are expected to be partially offset by a reduction of approximately $0.7 million in incentive fees that would otherwise have been due to the Company’s advisor in the second quarter if the Term Loan Facility had not been terminated. As a result, the net impact from the prepayment and termination of the Term Loan Facility on Horizon’s net investment income is expected to be approximately $1.2 million, or $0.12 per share, for the quarter ended June 30, 2014. There will be no ongoing obligations or expenses associated with the termination and prepayment of the Term Loan Facility.

As a result of the termination and prepayment of the Term Loan Facility, commencing with the third quarter of 2014, Horizon expects to reduce its quarterly interest expense by approximately $0.3 million, or $0.03 per share. These anticipated expense savings reflect the elimination of debt issuance costs and non-usage fees with respect to the Term Loan Facility, as well as lower future borrowing costs under the Key Facility. The Key Facility has a current interest rate of 4.00%, as compared to an interest rate of 7.00% under the Term Loan Facility. Horizon currently has no outstanding borrowings under the Key Facility, but expects to borrow under the Key Facility by the end of the second quarter.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". In addition, Horizon's 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol "HTF." To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com